Exhibit 99.1

                                                           [LOGO OF ARGAN, INC.]

NEWS - FOR IMMEDIATE RELEASE

Date:       October 31, 2005
From:       Argan, Inc.
Contact:    Haywood Miller
Fax:        301-315-0064
Phone:      301-315-0027

           ARGAN ANNOUNCES THAT VITARICH MANUFACTURING FACILITIES ARE FULLY OPERATIONAL AFTER LOSING SIX DAYS OF PRODUCTION DUE
              TO LACK OF POWER IN THE AFTERMATH OF HURRICANE WILMA

Rockville, MD - Argan, Inc. (OTC; BSE: AGAX.PK; AGX) announces that the Naples, FL manufacturing facilities of its Vitarich Laboratories, Inc. subsidiary are fully operational after losing six days of production due to lack of power and water utilities in the aftermath of Hurricane Wilma. Despite the plant sustaining minimal damage in the storm, the unavailability of power and water utilities over the past week caused a decrease in the customer shipments made at the end of the fiscal third quarter. The decrease of shipments will likely have a negative impact on the operating performance of Vitarich in the fiscal third quarter. "The staff at Vitarich performed remarkably well given the difficult circumstances of this storm. Unfortunately, the availability of water and power was outside our control. The timing of the storm to coincide with the end of our fiscal third quarter will have a negative impact on operations for the quarter, but should have a negligible impact on our performance for the year." stated Rainer Bosselmann.

Argan is a publicly traded holding company, focusing on companies that provide products and services to growth industries. Vitarich Laboratories, a wholly owned subsidiary of Argan located in Naples, FL, is a farm-to-market, vertically integrated contract private label manufacturer of premium nutraceutical products, including nutritional and whole-food dietary supplements and other personal healthcare products. Argan has another wholly owned subsidiary, Southern Maryland Cable, Inc., that provides inside premise wiring services to the federal government and also provides underground and aerial construction services and splicing to major telecommunications and utilities customers.

For more information on Argan, go to www.arganinc.com and to www.vitarichlabs.com for more information on Vitarich Laboratories.

This press release contains certain-forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange act of 1934, as amended. Although Argan believes the assumptions underlying the forward-looking statements contained herein, including the development plans of Argan, are reasonable, any of the assumptions could be inaccurate and therefore, there can be no assurance that the forward-looking statements contained in the press release will prove to be accurate. In light of significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Argan or any other person that the objectives and plans of Argan will be achieved.